Exhibit (h)(xi)(e)

Amendment No.5 to Participation Agreement

Franklin Templeton Variable Insurance Products Trust

Franklin/Templeton Distributors, Inc.

The Guardian Insurance & Annuity Company, Inc.

Guardian Investor Services LLC

Park Avenue Securities LLC

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we,” “our,” or “us”), The Guardian Insurance & Annuity Company, Inc., and Guardian Investor Services LLC, your distributor (collectively. the “Company” “you” or “your”), on your behalf and on behalf of certain Accounts, (individually a “Party”, collectively, the “Parties”) have previously entered into a Participation Agreement dated May 1, 2002, and subsequently amended as of May 3, 2004, June 5, 2007, August 1, 2008, September 16, 2013, and further modified by an Addendum dated May 1, 2013 (the “Agreement”). The Parties now desire to amend the Agreement by this amendment (the “Amendment”). Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

AMENDMENT

WHEREAS, on or around March 31, 2015 (the “Effective Date”), Guardian Investor Services LLC (“GIS”) will voluntarily terminate its status as a registered broker-dealer and, as a result. shall no longer act as distributor of the Contracts (as defined in the Agreement) under the Agreement; and

WHEREAS, on the Effective Date, Park Avenue Securities LLC, a registered broker-dealer and wholly-owned subsidiary of the Company (“PAS”), shall become the distributor of the Contracts; and

WHEREAS, on the Effective Date, GIS will assign its rights and delegate its obligations under the Agreement to PAS pursuant to an Assignment and Assumption Agreement by and between GIS and PAS dated as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree to amend the Agreement as follows:

1.	Effective as of the Effective Date, all references to Guardian Investor Services LLC or your distributor in the Agreement shall mean and replaced by Park Avenue Securities LLC (the “Distributor”); and

2.	Paragraph 3.3.1 of Section 3.3 of the Agreement is deleted and replaced in its entirety with the paragraph 3.3.1 below:

“3.3 Manual Purchase and Redemption

3.3.1 You are hereby appointed as our designee for the sole purpose of receiving from Contract owners purchase and exchange orders and requests for redemption resulting from investment in and payments under the Contracts that pertain to subaccounts that invest in Portfolios (“Instructions”). “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC and its current prospectus. “Close of Trading” shall mean the close of trading on the New York Stock Exchange, generally 4:00 p.m. Eastern Time. You represent and warrant that all Instructions transmitted to us for processing on or as of a given Business Day (the “Designated Day”) shall have been received in proper form and time stamped by you prior to the Close of Trading on the Designated Day. Such Instructions shall receive the Portfolio share price next calculated following the Close of Trading on the Designated Day (the “Designated Day Price”), provided that we receive the Instructions from you before 9:00 a.m. Eastern Time on the Business Day following the Designated Day (the “Submission Time”). Any such Instructions that we receive after the Submission Time may, but are not guaranteed to, receive the Designated Day Price. You assume responsibility for any loss to a Portfolio caused by our receipt of Instructions after the Submission Time, including but not limited to, losses caused by such Instructions receiving the Designated Day Price, or any cancellation or correction made subsequent to the Submission Time. You will immediately pay the amount of such loss to a Portfolio upon notification by us. You represent and warrant that you have, maintain and periodically test, procedures and systems in place reasonably designed to prevent Instructions received after the Close of Trading on a Designated Day from being executed with Instructions received before the Close of Trading on that Designated Day.”

Paragraph 3.4.3 of Section 3.4 of the Agreement is deleted and replaced in its entirety with the paragraph 3.4.3 below:

“3.4 Automated Purchase and Redemption

3.4.3 On each Business Day, you shall aggregate all purchase and redemption orders for shares of a Portfolio that you received prior to the Close of Trading. You represent and warrant that all orders for net purchases or net redemptions derived from Instructions received by you and transmitted to Fund/SERV for processing on or as of a given Business Day (the “Designated Day”) shall have been received in proper form and time stamped by you prior to the Close of Trading on the Designated Day. Such orders shall receive the Portfolio share price next calculated following the Close of Trading on the Designated Day (the “Designated Day Price”), provided that we receive Instructions from Fund/SERV by 9:00a.m. Eastern Time on the Business Day following the Designated Day (the “Submission Time”). Any such Instructions that we receive after the Submission Time may, but are not guaranteed to, receive the Designated Day Price. You assume responsibility for any loss to a Portfolio caused by our receipt of Instructions after the Submission Time including, but not limited to, losses caused by such Instructions receiving the Designated Day Price, or any cancellation or correction made subsequent to the Submission Time. You will immediately pay the an1ount of such loss to a Portfolio upon notification by us. You represent and warrant that you have, maintain and periodically test, procedures and systems in place reasonably designed to prevent Instructions received after the Close of Trading on a Designated Day from being executed with Instructions received before the Close of Trading on that Designated Day.”

4. Schedules A and G are hereby deleted in their entirety and replaced by the Schedules A and G attached hereto, respectively.

5.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the Parties has caused its duly authorized officers to execute this Amendment effective as of March 31, 2015.

The Trust:		FRANKLIN TEMPLETON VARIABLE
	Only on behalf of each Portfolio listed on Schedule C of the Agreement.	INSURANCE PRODUCTS TRUST

		By:	/s/ Karen L. Skidmore
		Name:	Karen L. Skidmore
		Title:	Vice President

The Underwriter:		FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

		By:	/s/ Christopher Felchin
		Name:	Christopher Felchin
		Title:	Vice President

The Company:		THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

		By:	/s/ Michael Cefole
		Name:	Michael Cefole
		Title:	President

Former Distributor: GUARDIAN INVESTOR SERVICES LLC		The Distributor: PARK AVENUE SECURITIES LLC

By:	/s/ Michael Cefole	By:	/s/ Michael Cefole
Name:	Michael Cefole	Name:	Michael Cefole
Title:	President	Title:	Chair, Board of Managers

Schedule A

The Company and its Distributor

The Company:

The Guardian Insurance & Annuity Company, Inc.

7 Hanover Square

New York, New York I 0004

An insurance company organized under the laws in the State of Delaware.

Distributor for the Company:

Park Avenue Securities LLC

7 Hanover Square

New York, New York 10004

A limited liability company organized under the laws in the State of Delaware.

Schedule G

Addresses for Notices

To the Company	The Guardian Insurance & Annuity Company 7 Hanover Square New York, New York 10004 Attention: Richard T. Potter, Equity Counsel

To the Distributor:	Park Avenue Securities LLC 7 Hanover Square New York, New York 10004 Attention: Richard T. Potter, Equity Counsel

To the Trust:	Franklin Templeton Variable Insurance Products Trust One Franklin Parkway, Bldg. 920 2nd Floor San Mateo, California 94403 Attention: Karen L. Skidmore, Vice President

To the Underwriter:	Franklin/Templeton Distributors, Inc. I 00 Fountain Parkway, Bldg. 140 7th Floor St. Petersburg, FL 33716 Attention: Peter Jones, President

If to the Trust or Underwriter with a copy to:	Franklin Templeton Investments One Franklin Parkway, Bldg. 920 2nd Floor San Mateo, California 94403 Attention: General Counsel

5